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                                                                   EXHIBIT 11.1

                    SCM Microsystems, Inc. and Subsidiaries
            Statement Regarding Computation of Net Income Per Share
                     (in thousands, except per share data)


                                                                                                  Three month
                                                                           Year ended,           period ended,
                                                                        December 31, 1996       March 31, 1997
                                                                        -----------------       --------------
Net loss                                                                    $(1,110)                $ (475)

    Interest expense on convertible notes payable                                96                     --
                                                                            -------                 ------
    Net loss used in earnings per share calculation                         $(1,024)                $ (475)
                                                                            -------                 ------

Weighted average common shares outstanding                                    1,280                  1,468

Weighted average convertible preferred stock and notes payable                2,631                  3,225

Staff Accounting Bulletin No. 83 issuances and grants(1)                      1,361                  1,361
                                                                            -------                 ------

Shares used to compute pro forma net loss per share                           5,272                  6,054
                                                                            -------                 ------

Pro forma net loss per share                                                $ (0.19)                $(0.08)
                                                                            -------                 ------

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, convertible preferred stock and convertible notes payable issued for consideration below the assumed initial public offering (IPO) price, and stock options and warrants granted with exercise prices below the IPO price during the 12-month period preceding the date of the initial filing of the Registration Statement, have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented.